EXHIBIT 5.1

McGuire, Craddock & Strother, P.C.

Attorneys And Counselors

2501 N. Harwood

Suite 1800

Dallas, Texas 75201

Telephone (214) 954-6800

Telecopier (214) 954-6868

July 25, 2017

Rave Restaurant Group, Inc.

3551 Plano Parkway

Suite 1000

The Colony, Texas 75056

Re:	Form S-3 Registration Statement

Gentlemen:

We have acted as counsel to Rave Restaurant Group, Inc., a Missouri corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commissions (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to shares (the "Shares") of its common stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of outstanding subscription rights (the "Rights"), as more particularly described in the Registration Statement.

In connection with this opinion, we have examined the Company’s Articles of Incorporation and By-Laws, the Registration Statement and such other documents as we have considered appropriate for purposes of this opinion. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to our opinion, on certificates and other inquiries of officers of the Company.

We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

On the basis of the foregoing, we are of the opinion that the issuance and sale of the Shares upon exercise of the Rights have been duly authorized and when (i) the Registration Statement becomes effective under the Securities Act, (ii) the holders of the Rights have complied with the terms of the Rights in connection with the exercise thereof, (iii) certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and (iv) the Shares have been delivered to and paid for as contemplated by the Rights and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are subject to, qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) commercial reasonableness and unconscionability and any implied covenant of good faith and fair dealing, (iv) the power of courts to award damages in lieu of equitable remedies, and (v) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ MCGUIRE, CRADDOCK & STROTHER, P.C.
MCGUIRE, CRADDOCK & STROTHER, P.C.